Exhibit 99.1

NEWS RELEASE

KOSMOS ENERGY ANNOUNCES SECOND QUARTER 2018 RESULTS

DALLAS--(BUSINESS WIRE)—August 6, 2018-- Kosmos Energy Ltd. (“Kosmos”) (NYSE: KOS) announced today financial and operating results for the second quarter of 2018. For the second quarter of 2018, the Company generated a net loss of $103.3 million, or $0.26 per diluted share as compared to net loss of $8.5 million or $0.02 per diluted share in the same period last year. When adjusted for certain items that impact the comparability of results, the Company generated an adjusted net loss(1) of $34.9 million or $0.09 per diluted share for the second quarter of 2018.

Andrew G. Inglis, chairman and chief executive officer, said: “The business continued to perform well during the second quarter with strong production from our high-margin production assets in Ghana and Equatorial Guinea. We remain focused on implementing plans in both countries to enhance production going forward. The other parts of our business - development and exploration - continue to make progress against key objectives. The Tortue gas development offshore Mauritania and Senegal is moving forward with front end engineering design (FEED) for Phase 1 of the project progressing on schedule and the partnership’s commercial teams evaluating gas marketing proposals from a range of potential buyers. We expect to make a final investment decision (FID) on the Tortue project around the end of the year. In exploration, our program is unchanged, with one remaining test this year offshore Suriname. We expect to spud the Pontoenoe prospect in Block 42 in mid-August. We remain on track to deliver $100 to $200 million of net cash flow in 2018.”

Second quarter 2018 oil revenues were $215 million versus $136 million in the same quarter of 2017, on sales of 2.9 million barrels of oil in 2018 as compared to 2.9 million barrels in 2017. Including the impact of the Company’s hedging program, revenue was $61.36 per barrel of oil sold in the second quarter of 2018. At quarter end, the Company was in a net underlift position of approximately 0.2 million barrels of oil.

Production expense for the second quarter was $50 million, or $17.21 per barrel, versus $22 million, or $7.41 per barrel, in the second quarter of 2017. Production expense per barrel increased in the second quarter of 2018 compared to the same quarter a year ago primarily because the year ago quarter included insurance proceeds received related to increased costs due to the Jubilee FPSO turret bearing issue, and a credit accrual adjustment from the operator of the Jubilee and TEN fields. Second quarter 2018 production expense of $17.21 per barrel decreased sequentially from the first quarter of 2018 of $24.18 due to the higher number of liftings at Jubilee, which has a lower unit production expense than TEN.

Exploration expenses totaled $77 million for the second quarter, and includes amounts related to ongoing seismic and geologic and geophysical costs as well as unsuccessful well costs of approximately $45 million related to the Anapai-1 and 1A wells.

Depletion and depreciation expense for the quarter was $74 million, or $25.66 per barrel compared to $24.85 per barrel in the second quarter of 2017.

General and administrative expenses were $17 million during the second quarter. This amount includes approximately $8 million in cash expense and $9 million in non-cash equity based compensation expense.

Second quarter results included a mark-to-market loss of $140 million related to the Company’s oil derivative contracts. At June 30, 2018, the Company’s hedging position had a total commodity net liability value of approximately $219 million. As of the quarter end and including recently executed hedges, Kosmos had approximately 16 million barrels of oil hedged covering 2018 and 2019.

Gain on equity method investments, net during the second quarter was approximately $16 million and represents Kosmos' 50 percent ownership of our equity method investment in Kosmos Trident International Petroleum Inc. (KTIPI), which holds our production interests in Equatorial Guinea. Under the equity method of accounting, Kosmos only recognizes its share of the adjusted net income of KTIPI, including basis difference amortization, which is recorded in the Gain on equity method investments, net in the consolidated statement of operations. Year to date through the end of July, the assets have delivered approximately $148 million of cash dividend distributions to Kosmos, or approximately 64 percent of the purchase price.

Total capital expenditures in the second quarter were $97 million, bringing the first half total to $155 million.

Kosmos exited the second quarter of 2018 with approximately $1.3 billion of liquidity and $1,079 million of net debt.

Operational Update

Ghana

During the second quarter of 2018, gross sales volumes from Ghana averaged approximately 129,400 barrels of oil per day (bopd), including volumes from the Jubilee and TEN fields.

Gross production from Jubilee averaged approximately 67,900 barrels of oil per day during the second quarter resulting in Kosmos lifting two cargos, as expected. During the quarter the field was shut down for the second phase turret remediation and stabilization work which was successfully completed. We continue to expect the rotation of the vessel to take place around the end of 2018 with minimal impact to production in 2018. Following the shutdown, the field has consistently produced above 100,000 bopd. The combination of the work performed during the shutdown and the completion of two producer wells, one each in the third and fourth quarter this year, is expected to allow oil production to grow towards the FPSO nameplate capacity of 120,000 bopd.

Gross production from TEN averaged approximately 61,500 bopd during the second quarter, resulting in Kosmos lifting one cargo, as expected. Two producer wells are expected to be completed in the field by year-end, including the Ntomme-5 well in August, which is the first well to be put on production since field startup two years ago. This drilling activity at TEN is expected to allow production to increase towards the FPSO capacity of 80,000 bopd.

Kosmos and its partners have decided to add a second rig, the Stena Forth, in Ghana beginning in October 2018, with the objective of accelerating the addition of new wells. There will be no impact to the 2018 capital budget as the savings from the later arrival of the first rig will offset the costs of the second rig.

Equatorial Guinea

Gross oil production from the Ceiba Field and Okume Complex averaged over 46,000 bopd during the second quarter of 2018, exceeding the full year 2018 forecast of 43,000 barrels per day for the second quarter in a row. Second quarter production resulted in two cargo liftings net to KTIPI, or one cargo net to Kosmos' 50 percent interest in KTIPI. Kosmos and it's partners are currently focused on production optimization and planning for the first phase electric submersible pump (ESP) installation with the work expected to commence in the fourth quarter of 2018. In May, Kosmos began a 3D seismic survey of approximately 10,100 square kilometers over blocks EG-21, EG-24, S and W offshore Equatorial Guinea, and approximately 200 square kilometers over Block G.

Suriname

Kosmos expects to commence drilling operations on the Pontoenoe-1 well in mid-August. Pontoenoe is the first of up to three independent prospects in Block 42 offshore Suriname and is a similar play type to the Turbot and Longtail discoveries located approximately 70 kilometers to the west in Guyana.

Tortue

Front End Engineering Design (FEED) contracts have been awarded by the operator and this work remains ongoing. In addition, Kosmos has received proposals for gas marketing from a shortlisted group of potential buyers and is in the process of evaluating these with the partners. Kosmos expects a final investment decision for the Greater Tortue project around the end of 2018 and is aiming for first gas in late 2021.

(1)	A Non-GAAP measure, see attached reconciliation of adjusted net income.

Conference Call and Webcast Information

Kosmos will host a conference call and webcast to discuss second quarter 2018 financial and operating results today at 10:00 a.m. Central time (11:00 a.m. Eastern time). A live webcast of the event and slides can be accessed on the Investors page of Kosmos’ website at investors.kosmosenergy.com. The dial-in telephone number for the call is +1.877.407.3982. Callers outside the United States should dial +1.201.493.6780. A replay of the webcast will be available on the Investors page of Kosmos’ website for approximately 90 days following the event.

About Kosmos Energy

Kosmos is a well-capitalized, pure play deepwater oil and gas company with growing production, a pipeline of development opportunities and a balanced exploration portfolio along the Atlantic Margins. Our assets include growing production offshore Ghana and Equatorial Guinea, a competitively positioned Tortue gas project in Mauritania and Senegal and a sustainable exploration program balanced between proven basins (Equatorial Guinea), emerging basins (Mauritania, Senegal and Suriname) and frontier basins (Cote d'Ivoire and Sao Tome and Principe). As an ethical and transparent company, Kosmos is committed to doing things the right way. The Company’s Business Principles articulate our commitment to transparency, ethics, human rights, safety and the environment. Read more about this commitment in the Kosmos 2017 Corporate Responsibility Report. For additional information, visit www.kosmosenergy.com.

Non-GAAP Financial Measures

EBITDAX, Adjusted net income (loss) and Adjusted net income (loss) per share are supplemental non-GAAP financial measures used by management and external users of the Company's consolidated financial statements, such as industry analysts, investors, lenders and rating agencies. The Company defines EBITDAX as net income (loss) plus (i) exploration expense, (ii) depletion, depreciation and amortization expense, (iii) equity‑based compensation expense, (iv) unrealized (gain) loss on commodity derivatives (realized losses are deducted and realized gains are added back), (v) (gain) loss on sale of oil and gas properties, (vi) interest (income) expense, (vii) income taxes, (viii) loss on extinguishment of debt, (ix) doubtful accounts expense and (x) similar other material items which management believes affect the comparability of operating results. The Facility EBITDAX definition includes 50% of the EBITDAX adjustments of Kosmos-Trident International Petroleum Inc. The Company defines adjusted net income (loss) as net income (loss) after adjusting for the impact of certain non-cash and non-recurring items, including non-cash changes in the fair value of derivative instruments, cash settlements on commodity derivatives, gain on sale of assets, and other similar non-cash and non-recurring charges, and then the non-cash and related tax impacts in the same period.

We believe that EBITDAX, Adjusted net income (loss), and Adjusted net income (loss) per share and other similar measures are useful to investors because they are frequently used by securities analysts, investors and other interested parties in the evaluation of companies in the oil and gas sector and will provide investors with a useful tool for assessing the comparability between periods, among securities analysts, as well as company by company. Because EBITDAX, Adjusted net income (loss), and Adjusted net income (loss) per share excludes some, but not all, items that affect net income, these measures as presented by us may not be comparable to similarly titled measures of other companies.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that Kosmos expects, believes or anticipates will or may occur in the future are forward-looking statements. Kosmos’ estimates and forward-looking statements are mainly based on its current expectations and estimates of future events and trends, which affect or may affect its businesses and operations. Although Kosmos believes that these estimates and forward-looking statements are based upon reasonable assumptions, they are subject to several risks and uncertainties and are made in light of information currently available to Kosmos. When used in this press release, the words “anticipate,” “believe,” “intend,” “expect,” “plan,” “will” or other similar words are intended to identify forward-looking statements. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of Kosmos, which may cause actual results to differ materially from those implied or expressed by the forward-looking statements. Further information on such assumptions, risks and uncertainties is available in Kosmos’ Securities and Exchange Commission (“SEC”) filings. Kosmos undertakes no obligation and does not intend to update or correct these forward-looking statements to reflect events or circumstances occurring after the date of this press release, except as required by applicable law. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. All forward-looking statements are qualified in their entirety by this cautionary statement.

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Kosmos Energy Ltd.
Consolidated Statements of Operations
(In thousands, except per share amounts, unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2018	2017	2018	2017
Revenues and other income:
Oil and gas revenue	$215,191	$136,363	$342,387	$239,795
Other income, net	282	10,161	263	58,695
Total revenues and other income	215,473	146,524	342,650	298,490

Costs and expenses:
Oil and gas production	49,815	21,604	96,583	41,490
Facilities insurance modifications, net	1,029	(2)	9,478	2,572
Exploration expenses	77,481	19,982	98,674	125,696
General and administrative	17,497	14,739	39,380	30,526
Depletion and depreciation	74,289	72,441	128,566	107,419
Interest and other financing costs, net	18,870	19,465	44,564	36,251
Derivatives, net	140,272	(25,411)	178,750	(63,268)
(Gain) loss on equity method investments, net	(16,100)	6,426	(34,796)	6,426
Other expenses, net	938	2,008	4,643	2,770
Total costs and expenses	364,091	131,252	565,842	289,882

Income (loss) before income taxes	(148,618)	15,272	(223,192)	8,608
Income tax expense (benefit)	(45,345)	23,739	(69,693)	45,916
Net loss	$(103,273)	$(8,467)	$(153,499)	$(37,308)

Net loss per share:
Basic	$(0.26)	$(0.02)	$(0.39)	$(0.10)
Diluted	$(0.26)	$(0.02)	$(0.39)	$(0.10)

Weighted average number of shares used to compute net loss per share:
Basic	396,826	387,952	396,218	387,634
Diluted	396,826	387,952	396,218	387,634

Kosmos Energy Ltd.
Condensed Consolidated Balance Sheets
(In thousands, unaudited)

	June 30,	December 31,
	2018	2017
Assets
Current assets:
Cash and cash equivalents	$116,941	$233,412
Receivables, net	157,817	160,961
Other current assets	143,153	139,229
Total current assets	417,911	533,602

Property and equipment, net	2,263,064	2,317,828
Other non-current assets	222,468	341,173
Total assets	$2,903,443	$3,192,603

Liabilities and shareholders’ equity
Current liabilities:
Accounts payable	$128,471	$141,787
Accrued liabilities	145,600	219,412
Other current liabilities	162,329	67,531
Total current liabilities	436,400	428,730

Long-term liabilities:
Long-term debt, net	1,167,775	1,282,797
Deferred tax liabilities	392,918	476,548
Other non-current liabilities	162,219	107,416
Total long-term liabilities	1,722,912	1,866,761

Total shareholders’ equity	744,131	897,112
Total liabilities and shareholders’ equity	$2,903,443	$3,192,603

Kosmos Energy Ltd.
Condensed Consolidated Statements of Cash Flow
(In thousands, unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2018	2017	2018	2017
Operating activities:
Net loss	$(103,273)	$(8,467)	$(153,499)	$(37,308)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depletion, depreciation and amortization	76,572	74,992	133,289	112,521
Deferred income taxes	(57,179)	18,884	(81,876)	41,017
Unsuccessful well costs	44,611	3,517	44,654	3,605
Change in fair value of derivatives	138,824	(20,767)	177,790	(58,944)
Cash settlements on derivatives, net(1)	(35,824)	8,264	(56,221)	19,417
Equity-based compensation	9,068	10,499	17,085	20,329
Loss on extinguishment of debt	—	—	4,056	—
Distributions in excess of equity in earnings	—	6,426	5,234	6,426
Other	927	1,893	449	2,514
Changes in assets and liabilities:
Net changes in working capital	(56,277)	(82,373)	(90,528)	(127,091)
Net cash provided by (used in) operating activities	17,449	12,868	433	(17,514)

Investing activities
Oil and gas assets	(57,938)	(10,995)	(92,650)	(42,805)
Other property	(1,058)	(1,183)	(2,815)	(1,454)
Return of investment from KTIPI	38,900	—	79,970	—
Proceeds on sale of assets	—	18,149	—	222,068
Net cash provided by (used in) investing activities	(20,096)	5,971	(15,495)	177,809

Financing activities:
Payments on long-term debt	(100,000)	(50,000)	(100,000)	(200,000)
Purchase of treasury stock	(5,821)	(830)	(17,695)	(1,945)
Deferred financing costs	(774)	—	(25,743)	—
Net cash used in financing activities	(106,595)	(50,830)	(143,438)	(201,945)

Net decrease in cash, cash equivalents and restricted cash	(109,242)	(31,991)	(158,500)	(41,650)
Cash, cash equivalents and restricted cash at beginning of period	255,728	263,536	304,986	273,195
Cash, cash equivalents and restricted cash at end of period	$146,486	$231,545	$146,486	$231,545

(1)
Cash settlements on commodity hedges were $(37.5) million and $12.9 million for the three months ended June 30, 2018 and 2017, respectively, and $(57.3) million and $24.3 million for the six months ended June 30, 2018 and 2017.

Kosmos Energy Ltd.
Equity Method Investment
(In thousands, unaudited)

	Three months ended	Six months ended
	June 30, 2018	June 30, 2018
Revenues and other income:
Oil and gas revenue	$138,395	$384,749
Other income	(170)	117
Total revenues and other income	138,225	384,866

Costs and expenses:
Oil and gas production	23,332	75,033
Depletion and depreciation	21,881	75,951
Other expenses, net	(73)	(152)
Total costs and expenses	45,140	150,832

Income before income taxes	93,085	234,034
Income tax expense	33,620	83,251
Net income	$59,465	$150,783

Kosmos' share of net income	$29,733	$75,392
Basis difference amortization(1)	13,633	40,596
Equity in earnings - KTIPI	$16,100	$34,796

(1)
The basis difference, which is associated with oil and gas properties and subject to amortization, has been allocated to the Ceiba Field and Okume Complex. We amortize the basis difference using the unit-of-production method.

Kosmos Energy Ltd.
EBITDAX
(In thousands, unaudited)

	Three Months Ended
	June 30,
	2018			2017
	Kosmos	Equatorial Guinea (Equity Method)(1)	Total	Kosmos
Net income (loss)	$(103,273)	$16,100	$(87,173)	$(8,467)
Exploration expenses	77,481	—	77,481	19,982
Facilities insurance modifications, net	1,029	—	1,029	(2)
Depletion and depreciation	74,289	24,574	98,863	72,441
Equity-based compensation	9,068	—	9,068	10,499
Derivatives, net	140,272	—	140,272	(25,411)
Cash settlements on commodity derivatives	(37,521)	—	(37,521)	12,928
Inventory impairment and other	(24)	—	(24)	545
Disputed charges and related costs	626	—	626	1,209
Loss on equity method investment - KBSL	—	—	—	6,426
Gain on equity method investment - KTIPI	(16,100)	—	(16,100)	—
Interest and other financing costs, net	18,870	—	18,870	19,465
Income tax expense (benefit)	(45,345)	16,810	(28,535)	23,739
EBITDAX	$119,372	$57,484	$176,856	$133,354

	Six months ended
	June 30,
	2018			2017
	Kosmos	Equatorial Guinea (Equity Method)(1)	Total(2)	Kosmos
Net income (loss)	$(153,499)	$34,796	$(118,703)	$(37,308)
Exploration expenses	98,674	—	98,674	125,696
Facilities insurance modifications, net	9,478	—	9,478	2,572
Depletion and depreciation	128,566	78,572	207,138	107,419
Equity-based compensation	17,085	—	17,085	20,329
Derivatives, net	178,750	—	178,750	(63,268)
Cash settlements on commodity derivatives	(57,265)	—	(57,265)	24,348
Inventory impairment and other	(5)	—	(5)	84
Disputed charges and related costs	2,961	—	2,961	2,439
Loss on equity method investment - KBSL	—	—	—	6,426
Gain on equity method investment - KTIPI	(34,796)	—	(34,796)	—
Interest and other financing costs, net	44,564	—	44,564	36,251
Income tax expense (benefit)	(69,693)	41,626	(28,067)	45,916
EBITDAX	$164,820	$154,994	$319,814	$270,904

	Twelve Months Ended
	June 30, 2018
	Kosmos	Equatorial Guinea (Equity Method)(2)	Total
Net income (loss)	$(338,983)	$40,030	$(298,953)
Exploration expenses	189,028	—	189,028
Facilities insurance modifications, net	6,086	—	6,086
Depletion and depreciation	276,350	89,753	366,103
Equity-based compensation	36,669	—	36,669
Derivatives, net	301,986	—	301,986
Cash settlements on commodity derivatives	(42,876)	—	(42,876)
Inventory impairment and other	314	—	314
Disputed charges and related costs	5,484	—	5,484
Loss on equity method investment - KBSL	5,060	—	5,060
Gain on equity method investment - KTIPI	(40,030)	—	(40,030)
Interest and other financing costs, net	85,908	—	85,908
Income tax expense (benefit)	(70,672)	44,920	(25,752)
EBITDAX	$414,324	$174,703	$589,027

(1)
For the three months ended June 30, 2018, we have presented separately our 50% share of the results from operations and amortization of our basis difference for the Equatorial Guinea investment, as we account for such investment under the equity method.

(2)
For the twelve months ended June 30, 2018, we have presented separately our 50% share of the results from operations and amortization of our basis difference for the Equatorial Guinea investment from the date of acquisition, November 28, 2107 through June 30, 2018, as we account for such investment under the equity method.

Adjusted Net Income
(In thousands, except per share amounts, unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2018	2017	2018	2017
Net loss	$(103,273)	$(8,467)	$(153,499)	$(37,308)

Derivatives, net	140,272	(25,411)	178,750	(63,268)
Cash settlements on commodity derivatives	(37,521)	12,928	(57,265)	24,348
Facilities insurance modifications, net	1,029	(2)	9,478	2,572
Inventory impairment and other	(24)	545	(5)	84
Disputed charges and related costs	626	1,209	2,961	2,439
Loss on extinguishment of debt	—	—	4,056	—
Loss on equity method investments, net	—	6,426	—	6,426
Total selected items before tax	104,382	(4,305)	137,975	(27,399)

Income tax expense on adjustments(1)	(35,963)	4,369	(42,527)	13,622
Adjusted net loss	$(34,854)	$(8,403)	$(58,051)	$(51,085)

Net loss per diluted share	$(0.26)	$(0.02)	$(0.39)	$(0.10)

Derivatives, net	0.35	(0.06)	0.45	(0.16)
Cash settlements on commodity derivatives	(0.09)	0.03	(0.14)	0.06
Facilities insurance modifications, net	—	—	0.02	—
Inventory impairment and other	—	—	—	—
Disputed charges and related costs	—	—	—	0.01
Loss on extinguishment of debt	—	—	0.01	—
Loss on equity method investments, net	—	0.02	—	0.02
Total selected items before tax	0.26	(0.01)	0.34	(0.07)

Income tax expense on adjustments(1)	(0.09)	0.01	(0.10)	0.04
Adjusted net loss per diluted share	$(0.09)	$(0.02)	$(0.15)	$(0.13)

Weighted average number of diluted shares	396,826	387,952	396,218	387,634

(1)	Income tax expense is calculated at the statutory rate in which such item(s) reside. Statutory rate for Ghana is 35%.

Operational Summary(1)
(In thousands, except barrel and per barrel data, unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2018	2017	2018	2017
Net Oil Volume Sold (MMBbls)
Jubilee	1.900	1.919	2.897	3.895
TEN	0.995	0.996	1.932	0.996
Ceiba / Okume	0.950	N/A	2.830	N/A
Total	3.845	2.915	7.659	4.891

Oil revenue
Ghana	$215,191	$136,363	$342,387	$239,795
Ceiba / Okume	69,198	N/A	192,375	N/A
Total	284,389	136,363	534,762	239,795
Cash settlements on commodity derivatives	(37,521)	12,928	(57,265)	24,348
Realized oil revenue	$246,868	$149,291	$477,497	$264,143

Oil production costs
Ghana	$49,815	$21,604	$96,583	$41,490
Ceiba / Okume	11,666	N/A	37,516	N/A
Total	$61,481	$21,604	$134,099	$41,490

Per Barrel:

Oil revenue
Ghana	$74.32	$46.78	$70.90	$49.03
Ceiba / Okume	72.84	N/A	67.98	N/A
Total	73.96	46.78	69.82	49.03
Cash settlements on commodity derivatives(2)	(12.96)	4.43	(11.86)	4.98
Realized oil revenue(3)	64.20	51.21	62.34	54.01

Oil production costs
Ghana	$17.21	$7.41	$20.01	$8.48
Ceiba / Okume	12.28	N/A	13.26	N/A
Total	15.99	7.41	$17.51	$8.48

(1)
For the three and six months June 30, 2018, we have presented separately our 50% share of the results from operations for the Equatorial Guinea investment, as we account for such investment under the equity method.

(2)	Cash settlements on commodity derivatives are only related to Ghana and are calculated on a per barrel basis using only Ghana Net Oil Volumes Sold.

(3)
Realized oil revenue includes revenue from Ghana, Ceiba / Okume, and Cash settlements on commodity derivatives, and on a per barrel basis is calculated using the total Net Oil Volume Sold from both Ghana and Ceiba / Okume

Ghana was underlifted by approximately 227 thousand barrels as of June 30, 2018.

Hedging Summary
As of June 30, 2018(1)
(Unaudited)

	Volume	Floor(2)	Short Put	Ceiling	Long Call
	(MMBbls)
2018 :
Three-way collars	1.466	$56.57	$41.57	$65.91	$—
Four-way collars	1.503	$50.00	$40.00	$61.33	$70.00
Swaps with puts	3.000	$56.75	$43.33	$—	$—

2019 :
Three-way collars	10.500	$53.33	$43.81	$73.10	$—

(1)	Please see the Company’s filed 10-Q for full disclosure on hedging material. Includes hedging position as of June 30, 2018 and hedges added since quarter-end.

(2)	“Floor” represents floor price for collars or swaps and strike price for purchased puts.

Note: Excludes 1.0 MMBbls of sold (short) calls with a strike price of $65.00/Bbl in 2018, 1.0 MMBbls of purchased (long) calls with a strike price of $70.00/Bbl in 2018, 0.9 MMBbls of sold (short) calls with a strike price of $80.00/Bbl in 2019 and 7.5 MMBbls of sold (short) calls with a strike price of $80.00/Bbl in 2020.

2018 Guidance

	FY		FY
	2018		2018

Kosmos		Equatorial Guinea - Equity Method Investment(1)
Cargos
Jubilee	7	Gross Production (Bopd)	43,000
TEN	4
Ghana	11	Cargos(2)	10

Avg. Cargo Size (MBbls)	~975	Avg. Cargo Size (MBbls)	~1,000

Opex ($/bbl)	$14.00 - $17.00	Opex ($/bbl)	$13.00 - $15.00

DD&A ($/bbl)	$24.00 - $26.00	DD&A ($/bbl)	$24.00 - $26.00

G&A ($MM)	$100	Taxes ($/bbl)	$11.00 - $13.00
% Cash	65%	% Cash	60%

Exploration Expense	Average of $30mm per quarter	Capex ($MM)	$5
(Non Dry Hole)

Taxes ($/bbl)	$3.00 - $4.00
% Current	100%

Capex ($MM)	$300
Ghana	$110
Exploration
Suriname Drilling	$50
Seismic	$80
New Ventures	$50
Corporate	$10

(1)
Represents 100% interest in our equity method investment Kosmos Trident International Petroleum Inc. ("KTIPI"). Kosmos owns a 50% interest in KTIPI which holds an 85% participating interest in the Ceiba Field and Okume Complex through its wholly-owned subsidiary, Kosmos-Trident Equatorial Guinea Inc. ("KTEGI"), representing a 40.375% net indirect interest to Kosmos.

(2)	Entitlement share of production net to KTIPI in which Kosmos holds a 50% interest.

Source: Kosmos Energy Ltd.

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